Profire Energy Announces Executive Management Changes
Ryan W. Oviatt and Cameron M. Tidball Promoted to Co-CEO and Co-President

LINDON, Utah July 7, 2020 - Profire Energy, Inc. (Nasdaq: PFIE), a technology company which creates, installs and services burner solutions in the oil and gas industry, announced today that Brenton W. Hatch is transitioning from his role as Chief Executive Officer to Executive Chairman. Ryan W. Oviatt, Chief Financial Officer, and Cameron M. Tidball, Chief Business Development Officer, have been promoted as Co-Chief Executive Officers and Co-Presidents of the Company. All changes became effective on July 2, 2020.

Mr. Hatch will serve as Executive Chairman for a period of 12 months through June 30, 2021, and in that capacity will inform the Board of Directors on the company’s operations, mentor other executives, and serve as an advisor on the day-to-day and strategic operations of the company. Effective July 1, 2021, Mr. Hatch will transition from Executive Chairman to Special Advisor for the executive officers of the Company for a period of 12 months through June 30, 2022. Mr. Hatch will continue to serve as Chairman of the Board.

“On behalf of myself and the Board of Directors we are pleased to select both Ryan and Cameron as Co-CEO’s of Profire moving forward. Both Ryan and Cameron have served along side me for many years and have been groomed for this exact opportunity,” said Mr. Hatch. “I am confident that together they will continue to position Profire for growth in support of our customers, and our employees, while continuing to drive shareholder value for decades to come. Having served over 18 years as CEO after co-founding Profire in 2002, I feel this is the right time for a leadership transition. I remain confident and vested in the long-term success of Profire by continuing as Chairman of the Board and remaining the largest individual shareholder. I am also excited to continue my involvement as Executive Chairman. Playing a smaller role on the management team will finally allow me to spend more time with my 21 grandchildren and now my very first great grandchild. It has been my honor and privilege to serve this great company, our employees and our shareholders.”

“Since joining Profire five years ago, I have built an excellent working relationship with both Brent and Cameron,” said Mr. Oviatt. “I look forward to Brent’s continued guidance and industry knowledge as we continue to lead Profire in the future. The Company’s guiding principles of fiscal conservatism and investments in new and emerging technology remain unchanged. It is an honor to follow in Brent’s footsteps and a pleasure to do so with Cameron. Cameron and I have complementary skills, knowledge, and experience that will continue to benefit Profire and its shareholders moving forward.”

“Brent has served as a mentor to me for the past ten years, and I look forward to him continuing to serve as Executive Chairman as we assume our new positions within the organization. Over the past five years, Ryan and I have collaborated on multiple internal projects, strategic management decisions, M&A opportunities, as well as investor communications and functions. I am honored to join him as Co-Chief Executive Officer and Co-President of Profire and I look forward to the continued success of Profire with the continued support of Brent,” commented Mr. Tidball.

Mr. Oviatt joined the company as CFO in 2015 and has served as a Director since October 2018. Previously, Mr. Oviatt was a Senior Manager at Rio Tinto. Prior to Rio Tinto, Mr. Oviatt was an Audit Manager at Ernst & Young, LLP. Mr. Oviatt received his bachelor’s degree in accounting from Westminster College, and master’s degree in accountancy from Brigham Young University. He is a Certified Public Accountant in Utah.

Mr. Tidball joined Profire in 2010 as a Regional Sales Manager. He became Vice President of Sales and Marketing in 2012, and was named Chief Business Development Officer in 2018, with responsibility for all sales and marketing initiatives, business and product development, and service delivery. Mr. Tidball earned a Bachelor of Commerce degree in Marketing & Management Science from the University of Alberta. He also received a technical diploma in Engineering Design from the Northern Alberta Institute of Technology.

About Profire Energy, Inc.
Profire Energy assists energy production companies in the safe and efficient production and transportation of oil and natural gas. As energy companies seek greater safety for their employees, compliance with more stringent regulatory standards and enhanced margins with their energy production processes, Profire Energy's burner management systems have become a critical component of their solution. Profire Energy has offices in Lindon, Utah; Victoria, Texas; Homer, Pennsylvania; Greeley, Colorado; and Acheson, Alberta, Canada. For additional information, visit www.profireenergy.com.

Contact:
Profire Energy, Inc.
Ryan Oviatt, Co-Chief Executive Officer, Co-President and Chief Financial Officer
(801) 796-5127

Three Part Advisors
Steven Hooser, Partner
214-872-2710